EXHIBIT 10.dd

[CROWN HOLDINGS, INC. LETTERHEAD]

[NAME]

[DIVISION]

Dear [NAME]:

Pursuant to the 2006 Stock-Based Incentive Plan (the “Plan”), the Executive Compensation Committee of the Board of Directors hereby grants to you as of [DATE] (the “Grant Date”) [         ] restricted shares of Common Stock, par value $5.00 (“Award”).

This Award is subject to the applicable terms and conditions of the Plan which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control. All capitalized terms used herein have the meanings set forth in the Plan.

Subject to your continued employment with the Company including, its Subsidiaries or Affiliates, the restrictions on your Award shall lapse and your Award become vested, as follows:

A.	On [ONE YEAR FROM GRANT DATE] the restriction shall lapse with respect to
B.	On [TWO YEARS FROM GRANT DATE] the restriction shall lapse with respect to
C.	On [THREE YEARS FROM GRANT DATE] the restriction shall lapse with respect to
D.	On [THREE YEARS FROM GRANT DATE] the restriction shall lapse in all or part with respect to depending on the Total Shareholder Return (TSR) achieved by the Company from January 1st, [YEAR] to December 31st, [YEAR] compared to the PEER Group. (Definition of TSR & PEER Group Companies Attached). The opening stock price for CCK to compute TSR will be [ ] [PRIOR YEAR CLOSING COMPANY STOCK PRICE]. Towers Perrin will compute the comparable TSR for the PEER group over the period.

The number of shares of restricted stock given above relate to achieving the median TSR of the PEER group and will be adjusted as follows:

	Percentile	Payout
	90th or above	200%	(max payout)
above	75th	150%
median	50th	100%
below	40th	50%
	25th	25%
below	25th	Zero

Actual results between these percentiles will be interpolated.

Additionally, notwithstanding any provision herein or in the Plan to the contrary, in the event of a Change in Control while you are employed by the Company, its Subsidiaries or Affiliates, the restriction on your entire Award shall lapse and your Award will become fully vested.

If your employment with the Company, including its Subsidiaries and Affiliates, terminates prior to 3 yrs from Grant Date due to your Disability, Retirement or death, then on your termination date the restrictions on your Award (under A, B & C) shall lapse and your Award will become fully vested. For this purpose retirement is interpreted to mean:

Retirement from the active employment of the Company, a Subsidiary or an Affiliate on or after your “normal retirement date” as specified in the Company tax-qualified pension plan applicable to you.

For Award D, the restriction will lapse only at the end of the designated period and on the achievement of the performance and for no other reason.

Except as provided herein, any portion of your Award for which the restrictions have not lapsed as of the date of your termination of employment (for any reason) with the Company, its Subsidiaries and Affiliates will be totally and permanently forfeited without further compensation.

Your restricted shares will be placed in a restricted stock account with the Company’s Transfer Agent at Wells Fargo’s Shareowner Services (“Wells Fargo”) established on your behalf. With your acceptance of this award and placement of the shares in your account at Wells Fargo, you agree to deliver a signed stock power endorsed in blank to the Company. Both the shares and the stock power shall be held in escrow by the Company until the restrictions lapse.

At the time that the restrictions lapse, you must make appropriate arrangements with the Company concerning withholding of any taxes that may be due with respect to such Common Stock. You may make a cash payment to the Company in an amount equal to the required withholding or request the Company retain the number of shares of Common Stock whose fair market value equals the amount to be withheld. Additionally, the attached is a brief summary of certain federal income tax issues related to the Award of restricted stock. Please carefully review the attached summary, and consult with your personal tax advisor concerning the taxation of the Award.

As promptly as possible following the lapse of the restrictions, the Company will transfer the affected shares from the restricted account to a direct registration account set up on your behalf at Wells Fargo. Shares, after removal of the restriction, will be immediately available to you. However, the Company shall not be obligated to issue or deliver any shares if such action violates any provision of any law or regulation of any governmental authority or national securities exchange. The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Committee.

Nothing in this letter shall confer on you the right to continue in the service of the Company, its Subsidiaries or Affiliates, or interfere in any way with the right of the Company to terminate your service at any time.

Please sign and return a copy of this letter to James O’Neill, Manager of Financial Reporting in Philadelphia, designating your approval of this letter. This acknowledgement must be returned within ninety (90) days, otherwise, the Award will lapse and become null and void.

Very truly yours,

Chairman Compensation Committee

Acknowledged and Accepted ______________________________	_________
[NAME]	[DATE]